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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Wyndham International, Inc. to be filed with the Securities and Exchange Commission on or about June 30, 2000 for the registration of 1,336,276 shares of class A common stock of Wyndham International, Inc. and to the incorporation by reference therein of our report dated March 1, 1999 with respect to the consolidated financial statements of Wyndham International, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in the Annual Report on Form 10-K of Wyndham International, Inc. for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Dallas, Texas
June 28, 2000